Exhibit 10.3

SUMMARY OF TRUSTEE COMPENSATION ARRANGEMENT

Northeast Utilities (“NU”) pays an annual retainer to each member of its Board of Trustees who is not employed by NU or its subsidiaries. NU pays an additional retainer to the Lead Trustee and the Chairs of each of the Audit, Compensation, Corporate Responsibility, Corporate Governance and Finance Committees. Each retainer is paid in four equal quarterly installments. NU pays one-half of the value of the retainers payable to the Chairs of each of the Audit and Compensation Committees in the form of NU common shares. The following table sets forth the amounts of non-employee Trustee retainers for 2009:

Retainer	Annual Amount
Annual Retainer (all Trustees)	$45,000
Lead Trustee	$50,000
Audit Committee Chair	$20,000
Compensation Committee Chair	$15,000
Corporate Responsibility Committee Chair	$7,500
Corporate Governance Committee Chair	$7,500
Finance Committee Chair	$10,000

During 2009, NU will pay each non-employee Trustee $1,500 for attendance in person or by telephone at each meeting of the full Board and each committee on which the Trustee serves.

Under the Northeast Utilities Incentive Plan, each non-employee Trustee is eligible to receive share-based grants during each calendar year. In January 2009, each non-employee Trustee was granted 3,000 Restricted Share Units (“RSUs”) under the Incentive Plan, all of which will vest on the one-year anniversary of the date of grant.  NU will distribute NU common shares in respect of vested RSUs on January 9, 2010.

Before 2007, NU distributed common shares in respect of only one-half of RSUs granted to non-employee Trustees upon vesting. NU deferred the distribution of common shares with respect to the remaining one-half of the RSUs until four years after the vesting date, or if a Trustee terminates service on the Board for any reason before this distribution date, the month following the month in which a Trustee ceases to serve on the Board. In 2007, the Board adopted share ownership guidelines applicable to the non-employee Trustees and eliminated the distribution deferral provision for RSUs. However, Trustees were entitled to elect, on or before December 31, 2007, to make a new irrevocable election to continue the four-year deferral, by grant year. The share ownership guidelines require Trustees to attain ownership of 7,500 common shares and/or RSUs that have a fair market value equal to approximately five times the value of the current annual retainer by January 2012; provided, however, that Trustees who join the Board after January 1, 2007 will be required to attain ownership of such shares no later than five years from January 1 of the year succeeding their date of election to the Board.

Prior to the beginning of each calendar year, non-employee Trustees may irrevocably elect to receive all or any portion of their retainers and fees in the form of common shares. Pursuant to the Northeast Utilities Deferred Compensation Plan for Trustees, each Trustee may also irrevocably elect to defer receipt of all or a portion of cash and/or equity compensation, including RSUs issued under the Incentive Plan. Deferred funds are credited with interest at the rate set forth in Section 37-1 of the Connecticut General Statutes, which rate is currently 8.0%.  Deferred compensation is payable either in a lump sum or in one to five annual installments in accordance with the Trustee’s prior election.

A non-employee Trustee who performs additional Board-related services in the interest of NU or any of its subsidiaries upon the request of either the Board or the Chairman of the Board is entitled to receive additional compensation equal to $750 per half-day plus reasonable expenses. In addition, NU pays travel-related expenses for spouses of Trustees who attend Board functions. The Internal Revenue Service considers payment of travel expenses for a Trustee’s spouse to be imputed income to the individual Trustee.  As a result, prior to 2009, NU provided each Trustee with a gross-up payment in an amount sufficient to pay the income tax liability for the imputed income attributable to such travel expenses.  Effective January 1, 2009, NU discontinued gross-up payments for Trustee spousal expenses.